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                                                                    Exhibit 99.1


                          NORTH AMERICAN RESORTS, INC.


FOR IMMEDIATE RELEASE                                       SYMBOL: NIAR
DECEMBER 13, 1996                                           TRADED:  Electronic
                                                                 Bulletin Board

ORLANDO, FL -- DECEMBER 13, 1996 -- NORTH AMERICAN RESORTS, INC. ("North American"), a publicly traded vacation ownership management company located in Central Florida announced today that it has entered into a Recision and Release, dated December 1, 1996, with American Clinical Labs, Inc. ("American Clinical") to rescind the Agreement and Plan of Reorganization entered into by the parties on September 3, 1996. North American has returned the assets it acquired from American Clinical and American Clinical has returned the 41,000,000 shares of North American's common stock with registration rights to North American. In conjunction with the Recision and Release, Richard J. Diamond has resigned as Director, Vice President and Secretary and Donald R. Mastropietro has resigned as President, Chief Financial Officer and Treasurer of North American.

The assets returned to American Clinical consists of the following securities issued by Channel America Broadcasting, Inc. ("CATV"): 18 shares of CATV's common stock; 3,500 shares of CATV's Series E Preferred Stock; 13.44844 shares of CATV's Series L Preferred Stock; promissory notes in the original principal amounts of $239,658.25, and liabilities and obligations of approximately $284,000. North American has also issued American Clinical 12,500,000 shares of its restricted common stock in exchange for funds advanced to North American by American Clinical.

North American's Chief Executive Officer, Max P. Cawal stated, "This is a positive move for both North American and American Clinical. This recision was entered into willingly by both parties, and is based on different management strategies for North American's future."

North American is in the business of marketing vacation club memberships, timeshare sales, resort development, as well as owning an 80% interest in a travel services company, North American Resorts Travel, Inc. North American also operates Cypress Island near Orlando, Florida. Visitors travel to Cypress Island by airboat and may explore the island and its over 20 species of animals by foot, horseback or golf cart. It is North American's intention to develop Cypress Island as a timeshare resort destination in the future.

In conjunction with the recision, the corporate offices of North American have relocated to 301 East Hillcrest, Orlando, Florida 32801.

For further information, contact:     North American Resorts, Inc.
                                       Shareholder Relations
                                         (407) 841-1917

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301 East Hillcrest   Orlando, FL 32801   phone (407)841-1917   fax (407)839-1882